Exhibit (d)(4)
EXECUTION COPY
HOLDINGS INTERIM INVESTORS AGREEMENT
     This Interim Investors Agreement (the “Agreement”) is made as of December 17, 2009 by and among 72 Mobile Holdings, LLC, a Delaware limited liability company (“Buyer”), 72 Mobile Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the other parties appearing on the signature pages hereto.
RECITALS
     1. On the date hereof, Buyer, Merger Sub and Airvana, Inc. (the “Company”) have executed an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”).
     2. On the date hereof, S.A.C. Capital Management, LLC (“SAC Capital”) has executed a letter agreement in favor of Buyer (as amended from time to time, the “SAC Equity Commitment Letter”) in which SAC Capital has agreed, subject to the terms and conditions set forth therein, that it and/or one or more affiliates and assignees will make a cash equity investment in Buyer immediately prior to the Closing, $92,457,329.00 of which commitment is being assigned pursuant to this Agreement to 72 Mobile Investors, LLC, a Delaware limited liability company (“Mobile Investors”), which cash equity investment will be contributed by Buyer to Merger Sub as equity immediately prior to the Rollover Closing (as defined below).
     3. Concurrently with the execution and delivery of this Agreement, the Rollover Investors (as defined below) have executed one or more substantially similar letter agreements in favor of Buyer (as amended from time to time, the “Rollover Commitment Letters” and, together with the SAC Equity Commitment Letter, collectively the “Equity Commitment Letters”) in which the Rollover Investors have agreed, subject to the terms and conditions set forth therein, to transfer, contribute and deliver shares of Company Common Stock to Buyer immediately prior to the Closing (the “Rollover Closing”).
     4. The Investors, Buyer and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Buyer and Merger Sub and the relationship among the Investors with respect to the Merger Agreement and the Equity Commitment Letters and the transactions contemplated thereby.
AGREEMENT
     Therefore, the parties hereto hereby agree as follows:
1. EFFECTIVENESS; DEFINITIONS.
     1.1 Effectiveness. This Agreement shall become effective on the date hereof.

     1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein, including as defined in Section 3 hereof. Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Merger Agreement.
2. AGREEMENTS AMONG THE INVESTORS.
     2.1 Actions of Buyer and Merger Sub. Mobile Investors may cause Buyer and Merger Sub to take any actions and Buyer and Merger Sub shall take only those actions approved by Mobile Investors in connection with the Merger Agreement, the Equity Commitment Letters and any other equity commitment letters, the Debt Commitment Letters the Ancillary Agreements and the transactions and financings contemplated by such agreements or otherwise. Without limiting the generality of the foregoing (a) Mobile Investors may cause Buyer and Merger Sub to take any action or refrain from taking any action in order for Buyer and Merger Sub to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including determining that the conditions to closing specified in Sections 7.1 and 7.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement, amending or modifying the Merger Agreement, obtaining the debt financing for the Merger and related transactions (including pursuant to the Debt Commitment Letter) and determining whether or not to close the Merger and (b) Mobile Investors may cause Buyer and Merger Sub to take any action or refrain from taking any action relating to the Commitment Letters and the Ancillary Agreements, including any negotiations, amendments or waivers relating to any of the foregoing.
     2.2 LLC Agreement. Buyer, the SAC Investors and the Rollover Investors agree to negotiate in good faith with respect to, and enter into concurrently with the Closing, one or more definitive agreements, including a limited liability company agreement (the “LLC Agreements”), that together reflect the terms and conditions set forth on Schedule A hereto.
     2.3 Equity Commitments.
     (a) Subject to the terms of the SAC Equity Commitment Letter, SAC Capital hereby assigns $92,457,329.00 of its commitment under the SAC Equity Commitment Letter to Mobile Investors and the parties hereto agree that the amount of such assignment may be increased and/or decreased from time to time by SAC Capital and Mobile Investors. Notwithstanding anything herein to the contrary, parties to this Agreement other than SAC Capital and Mobile Investors shall not be entitled to enforce this Section 2.3(a).
     (b) Each Investor hereby affirms and agrees that Buyer, acting at the direction of Mobile Investors, shall be entitled to enforce (including seeking specific performance) the provisions of each Equity Commitment Letter in accordance with its terms; provided, however, that it is understood that it is anticipated that $10 million of the commitment under the SAC Commitment Letter will be funded by certain of the lenders under the Debt Commitment Letter or their affiliates pursuant to a separate equity commitment letter with Buyer and that it is anticipated that a portion of the funds to be provided by Mobile Investors pursuant to its commitment hereunder will be provided using funds

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committed to Mobile Investors by certain affiliates of Sankaty Advisors LLC and ZelnickMedia. Buyer shall not attempt such enforcement of any Equity Commitment Letter until Mobile Investors has determined that the Closing Conditions have been satisfied or validly waived as permitted hereunder. Buyer shall have no right to enforce any of the Equity Commitment Letters (including the portion of SAC Capital’s obligation assigned to Mobile Investors hereunder) unless acting at the direction of Mobile Investors. The Rollover Investors shall not have any right to enforce (including seeking specific performance) the SAC Equity Commitment Letter (including the portion of SAC Capital’s obligation assigned to Mobile Investors hereunder). For the avoidance of doubt, it is understood that the creditors of Buyer shall not have any right to enforce (including seeking specific performance) the Equity Commitment Letters (including the portion of SAC Capital’s obligation assigned to Mobile Investors hereunder) or to cause Buyer to enforce (including seeking specific performance) any of the Equity Commitment Letters (including the portion of SAC Capital’s obligation assigned to Mobile Investors hereunder).
     (c) Prior to the Closing, no Investor shall transfer, directly or indirectly, its obligations and/or rights under its Equity Commitment Letter or this Agreement, other than as approved in writing by Mobile Investors; provided, however, that in each case any such transferee shall be obligated to become a party to this Agreement and no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.
     (d) Mobile Investors, or Buyer acting at the direction of Mobile Investors, shall be permitted to terminate any Rollover Commitment Letter in whole or in part if any Rollover Investor party thereto is in material breach of its obligations to fund the Commitment set forth in such Rollover Commitment Letter; provided, that any such termination shall not relieve any Investor from liability for any breach under any Rollover Commitment Letter prior to any such termination.
     2.4 Notice of Closing. Buyer and Merger Sub agree to keep the Rollover Investors reasonably and promptly informed of developments relating to the Merger, including the likely Closing Date. If Buyer or Merger Sub receives any notice under the Merger Agreement, it shall notify each Investor at the addresses, and in the manner, set forth in Section 4.16. The failure of Buyer or Merger Sub to perform its obligations under this Section 2.4 will not relieve any Investor of any of its obligations under this Agreement.
     2.5 Expenses.
     (a) Except in connection with the remedies available under Section 4.3 for breaches of this Agreement and the respective Rollover Investor’s Rollover Commitment Letter, without limiting the rights that Buyer, Merger Sub or the SAC Investors may have to reimbursement of expenses or similar rights under other agreements, (a) the SAC Investors shall be responsible for all of, and the Rollover Investors shall not be responsible for any of (whether by contribution of money or otherwise), the expenses and fees of legal counsel, accountants, financial advisors and other consultants and advisors and any financing or other fees or expenses (including any Company Damages, in each

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case if and to the extent paid or payable to the Company pursuant to the Merger Agreement or the Limited Guarantee) (collectively, “Expenses”) incurred by the SAC Investors, Buyer and Merger Sub in connection with the Merger Agreement, the Ancillary Agreements, the Equity Commitment Letters and the Limited Guarantee (collectively, the “Transaction Agreements”) and the transactions and financings contemplated hereby and thereby and (b) each Rollover Investor will be responsible for all of, and none of the SAC Investors, Buyer or Merger Sub shall be responsible for any of, the Expenses incurred by such Rollover Investor in connection with the Transaction Agreements and the transactions and financings contemplated hereby and thereby. Notwithstanding the foregoing, in the event the Closing occurs, Buyer and Merger Sub shall, substantially simultaneously with the Closing, pay or reimburse, or cause to be paid or reimbursed, each of SAC Capital and the SAC Investors for the Expenses incurred by or on behalf of SAC Capital and the SAC Investors in connection with the transactions and financings contemplated hereby and thereby.
     (b) Except in connection with the remedies available under Section 4.3 for breaches of this Agreement and its Rollover Commitment Letter, the Rollover Investors shall have no liability to the SAC Investors, SAC Capital, Buyer or Merger Sub with respect to the Buyer Termination Fee or any Company Damages if paid or payable by SAC Capital, Buyer or Merger Sub to the Company pursuant to the Merger Agreement or the Limited Guarantee.
     (c) The Rollover Investors shall have no right to receive any portion of any expense reimbursement, Termination Fee or Buyer Damages received by the SAC Investors, Buyer or Merger Sub pursuant to the Merger Agreement or any amounts received by the SAC Investors, Buyer or Merger Sub pursuant to any Ancillary Agreement.
     2.6 Contributions. After giving effect to the contribution to Buyer by Mobile Investors of the amount of cash equity contemplated to be funded hereby (the “Cash Contribution”) and the contribution to Buyer by the Rollover Investors of their respective Commitments for equity (the “Rollover Contribution”), each of the SAC Investors and the Rollover Investors will own the number and class of equity units of Buyer set forth on Schedule D (subject to appropriate adjustments in the case of any assignments permitted hereunder and any increases or decreases in the amounts required to fund the Merger and related transactions, provided any contributions in respect of units shall be at the same valuations as set forth on Schedule D), and, at the Effective Time, Buyer will not have any outstanding equity interests other than (a) the Class A Units held by the SAC Investors and any other persons who have committed to make cash contributions to Buyer in connection with the Closing, (b) the Class A Units held by certain lenders or their affiliates pursuant to a cash contribution and in connection with the debt financing, (c) the Class A Units and Class E Units held by the Rollover Investors pursuant to the Rollover Contribution, (d) the Class B Units to be issued to S.A.C. Private Capital Group, LLC (“SAC PCG”) or a person designated by SAC PCG, (e) the Class C Units to be issued to Merle Gilmore and/or such other persons as determined by Buyer, and (f) the Class D Units to be issued to certain persons or entities designated by the Rollover Investors.
     2.7 Representations and Warranties; Covenants.

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     (a) Each Investor, severally and not jointly, hereby represents, warrants and covenants to the other Investors that:
     (1) such Investor (unless an individual) is validly existing and in good standing under the laws of the jurisdiction of its formation or, in the case of an Investor that is a trust, the jurisdiction of its domicile, and has the requisite power and authority to execute and deliver this Agreement and the Equity Commitment Letter to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;
     (2) if such Investor is an individual, such Investor has full power and authority to execute and deliver this Agreement and the Equity Commitment Letter to which such Investor is a party, to perform such Investor’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;
     (3) this Agreement and the Equity Commitment Letter to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception;
     (4) except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of NASDAQ, (ii) solely in the case of Buyer and Merger Sub, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) solely in the case of Buyer, Merger Sub, the SAC Investors and/or one or more Affiliates of the foregoing, filings required under, and compliance with other applicable requirements of, the HSR Act and other applicable foreign antitrust laws, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Investor for the execution and delivery of this Agreement, the Equity Commitment Letter to which such Investor is a party and the consummation by such Investor of the transactions contemplated hereby and thereby and (B) neither the execution and delivery of this Agreement or such Equity Commitment Letter by such Investor nor the consummation by such Investor of the transactions contemplated hereby or thereby or compliance by such Investor with any of the provisions hereof or thereof shall (1) in the case of any Investor that is not an individual, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Investor pursuant to, any agreement to which such Investor is a party or by which such Investor or any

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property or asset of such Investor is bound or affected or (3) violate any law or order applicable to any of such Investor or any of its or his properties or assets;
     (5) such Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act; and
     (6) each Investor will provide information to allow for the preparation of the Proxy Statement and the Schedule 13E-3 and none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representation and warranty of Buyer or Merger Sub set forth in Section 4.8 of the Merger Agreement.
     (b) Each Rollover Investor, severally and not jointly, hereby represents, warrants and covenants to each of the other Investors that:
     (1) such Rollover Investor is, and will be immediately prior to the Closing, the only beneficial owner and the only record holder of the number of shares of Company Common Stock set forth opposite its or his name on Schedule B to this Agreement (the “Rollover Shares”), in each case free and clear of Liens;
     (2) such Rollover Investor has sole voting power and sole power of disposition with respect to all of such Rollover Shares, with no restrictions, subject to applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement, the Voting Agreement (as defined below) and the Rollover Commitment Letter);
     (3) none of such Rollover Investor’s Rollover Shares constitute community property or otherwise need spousal or other approval for this Agreement or the Rollover Commitment Letter to be a legal, valid and binding obligation of such Rollover Investor;
     (4) upon completion of the transactions contemplated by the Rollover Agreement, Buyer will acquire good and marketable title to such Rollover Shares free and clear of any Liens;
     (5) other than the Rollover Commitment Letter and this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Rollover Investor to transfer or cause to be transferred any of such Rollover Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Rollover Shares;
     (6) the only agreements or arrangements in effect between such Rollover Investor or any of his or its Affiliates (excluding the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, are those identified on Schedule C hereto (collectively, the “Affiliate Agreements”) and true and complete copies of each of the Affiliate Agreements

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(including any amendments thereto) have been provided to Buyer prior to the date hereof;
     (7) there are no outstanding claims for fees and expenses under any of the Affiliate Agreements with respect to such Rollover Investor, or any claims for indemnity thereunder, and such Rollover Investor is not aware of any matters which could give rise to a claim for indemnity thereunder;
     (8) after the date hereof, such Rollover Investor will not amend any Affiliate Agreement or enter into any agreement that would be an Affiliate Agreement;
     (9) immediately prior to the Closing, such Rollover Investor will execute and deliver a termination and release agreement terminating all agreements and arrangements with the Company or any of its Subsidiaries to the extent requested to be terminated by Mobile Investors (which shall not include those agreements indicated as not being terminated on Schedule C) without any obligation or liabilities having been incurred or satisfied by the Company or any of its Subsidiaries under any of such agreements or arrangements after the date hereof, provided that all confidentiality provisions in such agreements and arrangements will survive such termination;
     (10) such Rollover Investor is not, and during the three year period immediately preceding the date of this Agreement, such Rollover Investor has not been an “interested stockholder” or taken any action to cause him or it to be an “interested stockholder” (within the meaning of Section 203 of the DGCL) of the Company or the restrictions of Section 203 of the DGCL on “business combinations” (within the meaning of Section 203 of the DGCL) to be applicable to such Rollover Investor;
     (11) such Rollover Investor hereby waives any rights of appraisal or rights of dissent that such Rollover Investor may have with respect to the Merger;
     (12) such Rollover Investor shall not take any action, or cause to be taken any action, to challenge, prevent or impair the the Rollover Commitment Letter from being in full force and effect at all times prior to the Closing; and
     (13) any Schedule 13D filed by the Rollover Investors, together with all amendments filed with the SEC prior to the date of this Agreement, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Rollover Investors shall allow the SAC Investors a reasonable opportunity to review any such filings or amendments thereto in advance.
     2.8 Tax and Rollover Matters. In no event shall Buyer or Merger Sub (and in no event shall Mobile Investors cause Buyer or Merger Sub to) amend the Merger Agreement in a manner that would cause the Commitment (as defined in the Rollover Commitment Letter) to fail

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to qualify as a transaction under section 721 of the Code for U.S. federal income tax purposes unless consented to by the Rollover Investors.
     2.9 Antitrust Matters.
     (a) Subject to the terms and conditions of this Agreement, each of the Rollover Investors shall use his or its reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain any approvals required under the Antitrust Laws with respect to such Rollover Investor as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings) under applicable Antitrust Laws. In furtherance and not in limitation of the foregoing, the Rollover Investors agree to use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 2.9 necessary to cause the expiration or termination of any applicable waiting periods (including any extensions thereof) as soon as practicable. Each of the parties shall cooperate with each other and the Company in connection with the matters contemplated by this Section 2.9(a).
     (b) Each of the Rollover Investors shall keep the other parties to this Agreement and the Company informed in all material respects on a reasonably timely basis of (i) any investigation or other inquiry by any Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any such proceeding by a private party, in each case regarding any of the transactions contemplated hereby.
     (c) In furtherance and not in limitation of the covenants of the Rollover Investors contained in this Section 2.9, each of the Rollover Investors shall use its or his reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the application of Antitrust Laws to the transactions contemplated hereby. Without limiting any other provision hereof, each of the Rollover Investors shall use its or his reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event on or before the Outside Date). Notwithstanding anything to the contrary, each of the Rollover Investors shall take all such actions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Rollover Investors and (ii) otherwise taking or committing to take actions that limit the Rollover Investors’

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freedom of action with respect to, or their ability to retain, one or more of their investments, businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other decision or order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby.
     2.10 Management Agreement. The parties hereby agree that at or prior to the Closing the Buyer shall enter into a Management Agreement in the form attached hereto as Exhibit A with an Affiliate of the SAC Investors and that Buyer shall perform its obligations thereunder.
3. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
     “Commitments” shall mean (a) for the SAC Investors, $92,457,329.00 of cash equity contemplated to be funded by Mobile Investors, after taking into account any transfers permitted by Section 2.3(c) hereto, and (b) for each of the Rollover Investors, the Rollover Shares (based on the Merger Consideration) set forth in the Rollover Commitment Letter, after taking into account any transfers permitted by Section 2.3(c) hereto.
     “Investors” shall mean, collectively, (a) the SAC Investors, and (b) the Rollover Investors.
     “Rollover Investors” shall mean, collectively, (a) Beaver Brook Irrevocable Trust, Beaver Brook GA 2008 Trust, Beaver Brook GV 2008 Trust, Vedat Eyuboglu, and Assia Eyuboglu (the Rollover Investors in this clause (a) and any transferee pursuant to Section 2.3(c) hereto, the “Eyuboglu Rollover Investors”), (b) Sanjeev Verma, C.H. 2008 Trust and Cape Himalaya Trust (the Rollover Investors in this clause (b) and any transferee pursuant to Section 2.3(c) hereto, the “Verma Rollover Investors”), (c) Randall S. Battat Revocable Trust (the Rollover Investors in this clause (b) and any transferee pursuant to Section 2.3(c) hereto, the “Battat Rollover Investors”), and any transferee of the foregoing to whom a transfer is made pursuant to Section 2.3(c) hereto.
     “SAC Investors” shall mean, collectively, Mobile Investors and any transferee thereof to whom a transfer is made pursuant to Section 2.3(c) hereto designated by Mobile Investors as an SAC Investor.
4. MISCELLANEOUS.
     4.1 Amendment and Termination. This Agreement may be amended and modified only by an agreement in writing signed by each of the Investors. This Agreement shall terminate (except with respect to Sections 1.2, 2.5, 3 and 4) upon the earliest of (i) the termination of the Merger Agreement and (ii) the written agreement of the parties hereto; provided in each case that, subject to Section 4.3 hereto, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to or concurrently with any such termination.
     4.2 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or

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limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     4.3 Remedies.
     (a) The parties agree that this Agreement and the Rollover Commitment Letter will be enforceable against the Rollover Investors by all available remedies at law or in equity (including specific performance).
     (b) Without prejudice to any remedy the Company may obtain against Buyer and Merger Sub (solely to the extent provided for under the Merger Agreement) and against the Guarantor (solely to the extent as provided for under the Limited Guarantee) none of the Rollover Investors shall have, and none of them shall seek, any direct or indirect remedies, whether at law or in equity (including specific performance), against any of the SAC Investors, Buyer, Merger Sub, SAC Capital or any other SAC Related Parties (as defined below) in connection with (i) the Merger or any of the other transactions and financings contemplated by the Transaction Agreements, or (ii) a breach or failure to perform by any of Buyer, Merger Sub, SAC Capital or the SAC Investors under any of the Transaction Agreements; in each case, except and to the extent as provided herein or in the Rollover Commitment Letters.
     (c) Notwithstanding anything to the contrary herein, in no event shall any party have the right to recover from any other party hereto lost profits, or any special, indirect, or consequential damages in connection with the enforcement of this Agreement or the Rollover Commitment Letters; provided, however, the parties acknowledge and agree that any Expenses, Buyer Termination Fee or Company Damages shall not constitute lost profits or special, indirect or consequential damages.
     (d) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or the Rollover Commitment Letters were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the Buyer, at the direction of Mobile Investors, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Rollover Commitment Letters by any of the parties hereto or thereto and to enforce specifically against such parties the terms and provisions of such agreements, this being in addition to any other remedy which Buyer is entitled at law or in equity.
     4.4 No Recourse.
     (a) Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Buyer, Merger Sub and each of the Rollover Investors covenants, agrees and acknowledges that no SAC Related Party has any obligation hereunder and that, notwithstanding that the SAC Investors and/or certain investment managers, managers or general partners thereof or of any of their Affiliates

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may be partnerships or limited liability companies, the Buyer, Merger Sub and each of the Rollover Investors has no right of recovery under this Agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee under Section 4.11), members, managers or general or limited partners of SAC Capital or the SAC Investors, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 4.11) or agent of any of the foregoing (each, other than the SAC Investors and the Rollover Investors, a “SAC Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of Buyer or Merger Sub against any SAC Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Each of Buyer, Merger Sub and each of the Rollover Investors hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the SAC Equity Commitment Letter or the transactions contemplated hereby or thereby against any SAC Related Party.
          (b) Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Buyer, Merger Sub and each of the SAC Investors covenants, agrees and acknowledges that no Rollover Related Party has any obligation hereunder and that, notwithstanding that the Rollover Investors and/or certain investment managers, managers or general partners thereof or any of their Affiliates may be partnerships or limited liability companies, the Buyer, Merger Sub and each of the SAC Investors have no right of recovery under this Agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee under Section 4.11), members, managers or general or limited partners of the Rollover Investors, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 4.11) or agent of any of the foregoing (each, other than the SAC Investors and the Rollover Investors, a “Rollover Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of Buyer or Merger Sub against any Rollover Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Each of Buyer, Merger Sub and each of the SAC Investors hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the Rollover Commitment Letter or the transactions contemplated hereby or thereby against any Rollover Related Party.
          (c) Notwithstanding anything in either Section 4.4(a) or 4.4(b), nothing in this Agreement shall limit any rights of Buyer, Merger Sub, the SAC Investors or the Buyer

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Parties (as defined in the Merger Agreement) against the Company in connection with the Merger Agreement and any other agreements to which the Company is a party.
     4.5 Rollover Investors’ Representative. (a) each of the Battat Rollover Investors hereby irrevocably appoints Randall S. Battat as such Rollover Investor’s proxy and attorney-in-fact with full power of substitution (the “Battat Rollover Representative”), (b) each of the Eyuboglu Rollover Investors hereby irrevocably appoints Vedat Eyuboglu as such Rollover Investor’s proxy and attorney-in-fact with full power of substitution (the “Eyuboglu Rollover Representative”), and (c) each of the Verma Rollover Investors hereby irrevocably appoints Sanjeev Verma as such Rollover Investor’s proxy and attorney-in-fact with full power of substitution (the “Verma Rollover Representative” and together with the Battat Rollover Representative and the Eyuboglu Rollover Representative, the “Rollover Representatives”), in each case to act on behalf of such Rollover Investors with respect to any matter (including any amendments or waivers) arising under this Agreement and the Rollover Commitment Letter to which such persons are party. Each of Buyer, Merger Sub, SAC Capital and the SAC Investors shall be entitled to deal exclusively with the respective Rollover Representatives with respect to any matters (including any amendments or waivers) arising under this Agreement and the respective Rollover Commitment Letters and shall be entitled to rely, without independent investigation whatsoever, on (i) the power and authority of the Rollover Representative to act on behalf of, and to bind, all Rollover Investors of which such person is the Rollover Representative, and (ii) any document executed or purported to be executed on behalf of the such Rollover Investors by such Rollover Representative and any other action taken or purported to be taken on behalf of such Rollover Investors by such Rollover Representative, in each case as fully binding upon such Rollover Investors. Any notices delivered to a Rollover Representative under this Agreement and the Rollover Commitment Letter shall be deemed to constitute notices to all of the Rollover Investors of which such person is the Rollover Representative. None of Buyer, Merger Sub, SAC Capital or the SAC Investors shall have any liability to any Rollover Investor for any acts or omissions of a Rollover Representative, or any acts or omissions taken or not taken by any persons at the direction of a Rollover Representative. The Rollover Representatives shall not be entitled to a fee for their services as Rollover Representatives hereunder.
     4.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) agrees that service of process upon such party in any action or proceeding shall be effective under any manner permitted under the laws of the State of Delaware. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12

     4.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.
     4.8 Exercise of Rights and Remedies; Waivers. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     4.9 Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.
     4.10 Amendments. No amendment or modification of any provision hereof shall be enforceable unless approved in writing by Buyer, Merger Sub, the SAC Investors representing a majority of the Commitments of the SAC Investors and the Rollover Investors representing a majority of the Commitments of the Rollover Investors.
     4.11 No Assignments. Except as provided in Section 2.3(c), no party may assign any rights or obligations hereunder without the prior consent of the other parties hereto; provided, however, that in connection with any transfer of the right and obligation to fund its Commitments to any Affiliates pursuant to and in compliance with Section 2.3(c), the SAC Investors may assign their rights and obligations under this Agreement to such Affiliates without the prior written consent of the other parties hereto, provided that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations. Any assignment in violation of this section shall be null and void.
     4.12 Confidentiality. This Agreement shall be treated as confidential and is being provided to the Buyer, Merger Sub and each of the Rollover Investors solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any

13

document by the Buyer, Merger Sub or each of the Rollover Investors or their Affiliates except with the prior written consent of the SAC Investors in each instance; provided that no such written consent is required for any disclosure of the existence of this Agreement to the legal, financial and accounting advisors to the Buyer, Merger Sub and each of the Rollover Investors, or to the extent required by the Merger Agreement, applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby; provided, however, that the Rollover Investors shall provide the SAC Investors with a reasonable opportunity to review any such disclosure in advance.
     4.13 Publicity. Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to the Merger and the transactions contemplated hereby. Unless otherwise required by law, no party hereto may issue any press release or otherwise make any public announcement or comment on the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby without the prior consent of the SAC Investors.
     4.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
     4.15 Interpretation. The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     4.16 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):
     If to SAC Capital, the SAC Investors, Buyer or Merger Sub, to:
c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Rd
Stamford, CT 06902
Attn: General Counsel
Telecopy: 203-823-4209

14

          with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, CA 90067
Attn: Daniel Clivner
Telecopy: 310-407-7502
          If to the Battat Rollover Investors, to the Battat Rollover Representative:
Randall S. Battat
c/o Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
Telecopy: 978-250-3910
          If to the Eyuboglu Rollover Investors, to the Eyuboglu Rollover Representative:
Vedat Eyuboglu
c/o Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
Telecopy: 978-250-3910
          If to the Verma Rollover Investors, to the Vertma Rollover Representative:
Sanjeev Verma
c/o Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
Telecopy: 978-250-3910
          with a copy (which shall not constitute notice) in the case of notices of the Battat Rollover Investors, Eyuboglu Rollover Investors or Verma Rollover Investors to:
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 04110
Attn: William B. Asher
Telecopy: 617-502-5087

15

      4.17 No Partnership. Nothing in this letter agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.
      4.18 Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.
[Signature pages follow]

16

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

72 MOBILE HOLDINGS, LLC

By:	/s/ Peter Berger
	Name:	Peter Berger
	Title:	President

72 MOBILE ACQUISITION CORP.

By:	/s/ Peter Berger
	Name:	Peter Berger
	Title:	President

S.A.C. CAPITAL MANAGEMENT, LLC

By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Signatory

72 MOBILE INVESTORS, LLC

By:	/s/ Peter Berger
	Name:	Peter Berger
	Title:	President

[Signature Page to Holdings Interim Investors Agreement]

/s/ Vedat Eyuboglu
Vedat Eyuboglu

/s/ Assia Eyuboglu
Assia Eyuboglu

BEAVER BROOK IRREVOCABLE TRUST

/s/ Assia Eyuboglu
Name:	Assia Eyuboglu
Title:	Trustee

BEAVER BROOK GA 2008 TRUST

/s/ Assia Eyuboglu
Name:	Assia Eyuboglu
Title:	Trustee

BEAVER BROOK GV 2008 TRUST

/s/ Vedat Eyuboglu
Name:	Vedat Eyuboglu
Title:	Trustee

[Signature Page to Holdings Interim Investors Agreement]

/s/ Sanjeev Verma
Sanjeev Verma

C.H. 2008 TRUST

/s/ Sanjeev Verma
Name:	Sanjeev Verma
Title:	Trustee

CAPE HIMALAYA TRUST

/s/ Girija C. Verma
Name:	Girija C. Verma
Title:	Trustee

[Signature Page to Holdings Interim Investors Agreement]

RANDALL S. BATTAT REVOCABLE TRUST

/s/ Randall S. Battat
Name:	Randall S. Battat
Title:	Trustee

[Signature Page to Holdings Interim Investors Agreement]

Schedule A
Limited Liability Company Agreement Term Sheet

Generally ...........................................	Immediately prior to the closing of the merger and related transactions (the “Closing”), SAC PCG and/or certain of its affiliates (“SAC”), the rollover investors (the “Rollover Investors”), an affiliate of GSO (the “Lead Lender Investor”) and the other lender equity co-investors (together with the Lead Lender Investor, the “Lender Co-Investors”) and any other co-investors investing in 72 Mobile Holdings, LLC (“Holdings”) (together with SAC, the Rollover Investors and the Lender Co-Investors, the “Investors”) will enter into a limited liability company agreement and related agreements (the “Agreement”) with respect to their contributions to Holdings.

Units ...................................................	Each of the Investors will receive a single class and series of limited liability company interests (the “Class A Units”) in connection with its initial investment in Holdings; provided, that it is anticipated that the Rollover Investors will also receive Class E Units in respect of a portion of their investments. Each Class A Unit will participate equally with respect to distributions in the manner described below. Subject to the limitations set forth in this term sheet, the board of directors of Holdings (the “Holdings Board”) will have the authority to create and issue other classes and series of interests or units, including the Class B Units (as defined below), Class C Units (as defined below), Class D Units (as defined below) and Class E Units (as defined below), that have rights, preferences, privileges, limitations or obligations that are junior to, pari passu with or senior to any other class or series of interests or units and, notwithstanding anything in “Amendment” to the contrary, shall have the authority to amend the Agreement without the consent of any member in the exercise of such authority.

Profits Interests .................................	Without limiting the generality of the Holdings Board’s rights with respect to the creation and issuance of interests and units, the Investors anticipate that the Holdings Board will issue and grant profits interests (the “Class C Units”) to Merle Gilmore and profits interests (the “Class D Units”) to the Rollover Investors and may issue profits interests in the future to other members of senior management or service providers. The Class C Units and the Class D Units will have the right to participate in distributions in the manner described below.

In addition to the foregoing, it is anticipated that the Holdings Board will issue and grant certain other profits interests (the “Class B Units”) to an affiliate of SAC pursuant to the Management Agreement. The Class B Units will have the right to participate in distributions in the manner described below.

For the avoidance of doubt, the foregoing issuances made at or immediately following the Closing, which shall be made in such numbers as are in accordance with the methodologies in the attached Schedule 1 to this term sheet, shall not be subject to the participation rights or protective

Schedule A

provisions described below.

Distributions Generally .....	Distributions will be made by Holdings to the Investors at such times and in such amounts as determined by the Holdings Board.

Except with respect to tax distributions as described below (which shall be in priority to the following distributions), distributions will be allocated among the Class A Units, Class B Units, Class C Units, Class D Units and Class E Units as follows (subject to the rights of any other classes or series of limited liability company interests issued after the Closing in compliance with the Agreement):

	•	first, to the holders of the Class E Units, pro rata in accordance with their number of Class E Units, until such holders have received aggregate distributions (including any tax distributions, as described below) in respect of each such Unit equal to one-half of the capital contribution to Holdings made in respect of one purchased Class A Unit at Closing (such capital contribution amount in respect of one Class A Unit at the Closing, the “Class A Unit Contribution Amount”) (provided, that upon the payment of the foregoing distributions, each Class E Unit shall automatically convert into one-half of a Class A Unit),

	•	second, to the holders of Class A Units and Class B Units, pro rata in accordance with their number of such Units, until such holders have received aggregate distributions (including any tax distributions, as described below) in respect of each Class A Unit and Class B Unit an amount equal to the Class A Unit Contribution Amount,

	•	third, to the holders of Class A Units, Class B Units and Class C Units, pro rata in accordance with their number of Class A Units, Class B Units and Class C Units, until the holders of the Class A Units and Class B Units, pro rata in accordance with their number of such Units, have received aggregate distributions (including any tax distributions, as described below) in respect of each Class A Unit and Class B Unit an amount equal to 132.29% of the Class A Unit Contribution Amount, and

	•	thereafter, to the holders of Class A Units, Class B Units, Class C Units and Class D Units, pro rata in accordance with their number of Class A Units, Class B Units, Class C Units and Class D Units.

As soon as such payment in cash would not be restricted or prohibited or result in an event of default under the credit agreement of Holdings and its subsidiaries, Holdings will cause its subsidiaries to distribute to Holdings, and Holdings will distribute in accordance with the distribution provisions described herein amounts sufficient to pay the holders of the Class E Units an amount per Class E Unit such that each Class E Unit shall have received, together with any prior distributions (and inclusive of any tax

Schedule A

distributions), an amount equal to the Class A Unit Contribution Amount.

It is intended that the distributions to the holders of Class B Units be limited to the extent necessary so that such Units constitute “profits interests” for U.S. federal income tax purposes. In furtherance of the foregoing, the Holdings Board shall, if necessary, limit distributions to the holders of the Class B Units in respect of such Class B Units so that such distributions do not exceed the amount of available profits of Holdings for the period in which such distribution is made. In the event distributions to the holder of Class B Units are reduced pursuant to the preceding sentence, an amount equal to such excess distribution shall be distributed instead to the holders of Class A Units in accordance with the distribution provisions set forth above and the Holdings Board shall make appropriate adjustments to future distributions so that the holder of Class B Units receives (from profits of Holdings as determined consistent with the foregoing principles) an amount equal to such excess distributions out of amounts that, but for this sentence, would have been distributed to the holders of Class B Units. For the avoidance of doubt, in the event a distribution is made to a holder of Class B Units, a corresponding amount of profits shall be allocated to the holder of Class B Units.

Tax Distributions; UBTI Restrictions ...........................	To the extent of available cash flow, Holdings will make tax distributions to the Investors in accordance with their relative allocations of taxable income on a quarterly basis (or at such earlier times as the Holdings Board deems appropriate). In addition, Holdings will make reasonable efforts to avoid actions that would result in the recognition by the Lender Co-Investors of unrelated business taxable income without the prior written consent of the Lender Co-Investors.

Board Composition ...............	Initial Members. Pursuant to the rights described below (which SAC shall be entitled to exercise in its discretion subject to the rights of GSO Capital Partners LP (or one or more investment funds managed by it or its affiliates) (the “Lead Lender”) and the Rollover Investors as described below), the initial Board shall consist of the following nine members (assuming, in the case of the Lead Lender, that the aggregate equity and debt commitments of the Lead Lender and all other lenders participating in the financing being provided by the Lead Lender have been funded by the Lead Lender and/or such other lenders, and in the case of each of Messrs. Battat, Eyuboglu and Verma that such individual and his affiliates have funded their equity commitments):

	(i)	one member selected by the Lead Lender,

	(ii)	Randy Battat,

	(iii)	Vedat Eyuboglu,

	(iv)	Sanjeev Verma, and

	(v)	the remaining members selected by SAC.

Schedule A

General. Subject to the rights of the Lead Lender and Rollover Investors described immediately below, SAC will be entitled to increase and decrease the size of the Holdings Board and nominate and elect the entire Holdings Board.

Fees and Expenses. Non-executive directors will be paid customary fees in such amounts determined by the CEO and the Board and shall be entitled to reimbursement of expenses.

Lead Lender Director Right. For as long as the principal balance of the Senior Loan is no less than $50 million, the Lead Lender shall have the right to have elected one member of the Holdings Board (the “Lead Lender Board Member”) reasonably acceptable to SAC. The Lead Lender Board Member shall be invited to attend all Holdings Board meetings and receive all materials distributed to the Holdings Board.

Rollover Investors. Subject to the other provisions of this paragraph, so long as each of (i) Randy Battat, together with his affiliates (collectively, the “Battat Investors Group”), (ii) Vedat Eyuboglu, together with his affiliates (collectively, the “Eyuboglu Investors Group”), and (iii) Sanjeev Verma, together with his affiliates (collectively, the “Verma Investors Group” and each of the Verma Investors Group, the Battat Investors Group and the Eyuboglu Investors Group, a “Rollover Investors Group”), respectively, owns at least 50% of the Unit Equivalents[1] held by such Rollover Investors Group on the date of the Closing (the “Closing Date”), such Rollover Investors Group shall have the right to have elected one member of the Holdings Board. The right of each of the Battat Investors Group, the Eyuboglu Investors Group and the Verma Investors Group shall terminate with respect to such Rollover Investors Group upon the earlier of (i) such Rollover Investors Group ceasing to hold at least 50% of the Unit Equivalents held by them on the Closing Date, and (ii) the Related Executive of such Investor Group ceasing to be employed by Holdings or its subsidiaries. “Related Executive” means (x) Randy Battat, in the case of the Battat Investors Group, (y) Vedat Eyuboglu in the case of the Eyuboglu Investors Group, and (z) Sanjeev Verma in the case of the Verma Investors Group. Each Rollover Investors Group shall be entitled to appoint its Related Executive to be a member of the Holdings Board pursuant to the foregoing right. Any other selection shall be reasonably acceptable to SAC.

Observer Rights ..............	Lead Lender Right. For as long as there is at least $20 million outstanding principal balance of the Senior Loan but there is no right to have elected a Lead Lender Board Member, the Lead Lender shall have the right to appoint one observer of the Holdings Board (the “Lead Lender Board Observer”) reasonably acceptable to SAC.

[1]	In determining the number of outstanding “Unit Equivalents” under the Agreement, the following shall be included in such calculation: (i) each outstanding Class A Unit, (ii) each outstanding Class B Unit, (iii) one-half of each outstanding Class E Unit, and (iv) to the extent such units are “in-the-money,” each outstanding Class C Unit and Class D Unit.

Schedule A

SAC and Lead Lender Investor Rights. Each of SAC and the Lead Lender Investor (in the case of the Lead Lender Investor, so long as it beneficially owns at least 25% of the outstanding Unit Equivalents of Holdings held by the Lender Co-Investors on the Closing Date) shall be entitled to appoint an observer to the Holdings Board; provided, however, that the foregoing observer right shall not be available to the Lead Lender Investor if at such time the Lead Lender is entitled to appoint a director or observer in connection with loans to Holdings or its subsidiaries.

General. SAC shall have the right to approve any board observer (such approval not to be unreasonably withheld or delayed). Each observer will execute a customary confidentiality agreement and subject to such agreement will have the right to be supplied with all of the information supplied to the Holdings Board and to be invited to attend, but not vote at, all meetings of the Holdings Board; provided, however, that such right shall not apply (a) if outside counsel advises it would result in a waiver of attorney-client privilege or (b) with respect to matters for which there would be a reasonable likelihood in the reasonable judgment of the Holdings Board that there would be an actual conflict of interest.

Irrevocable Proxy and Voting Agreement ..............	The Agreement will contain an irrevocable proxy granted to SAC by all parties (other than (x) SAC and (y) the Lead Lender Investor and Golden Gate Capital, to the extent such person is a Lender Co-Investor (each of which shall enter into a voting agreement) and (z) the Rollover Investors) giving SAC the power to vote all voting securities (including all Class A Units) held by such parties in SAC’s sole discretion, except with respect to (i) transactions described under “Protective Provisions” below which require the consent of the Investors other than SAC (the “Non-SAC Investors”), such consents to be determined by a majority of the Non-SAC Investors, as applicable, and (ii) amendments described in the provisos under “Amendment” below.

The Lead Lender Investor and all other Investors (other than SAC and the Rollover Investors) will agree in the Agreement to vote their voting securities in the same manner as SAC or in the manner directed by SAC, except with respect to (i) transactions described under “Protective Provisions” below which require the consent of the Non-SAC Investors, as applicable and (ii) amendments described in the provisos under “Amendment” below. With respect to voting securities held by the Lead Lender Investor, solely to the extent necessary to vote such voting securities in accordance with the Agreement if the Lead Lender Investor does not comply with the voting requirements therein, SAC shall have an irrevocable proxy over such voting securities. SAC shall not owe fiduciary or similar duties to the other members in connection with any vote, consent or other action as a member or in connection with its proxy and other voting rights with respect to votes of members of Holdings; provided, however, that subject to the provisions in “Corporate Opportunities” below, the Board shall act in good faith in a manner in which it believes to be in the best interests of Holdings and its subsidiaries, as determined under the standards applicable to a board of

Schedule A

directors of a corporation incorporated in Delaware.

Protective Provisions ..........	Without the consent of the Non-SAC Investors holding a majority of the outstanding Unit Equivalents held by the Non-SAC Investors, Holdings and its subsidiaries shall not enter into any transaction or agreement with SAC or any of its affiliated funds or any of their respective affiliates, except (i) the management agreement in the form attached hereto as Annex A (the “Management Agreement”) providing for, among other things, indemnification and a transaction grant as described under “Certain Transaction Grants” below, and such agreement will not be permitted to be amended without the consent of the Non-SAC Investors holding a majority of the outstanding Unit Equivalents held by the Non-SAC Investors unless such amendment is otherwise approved by a majority of disinterested directors who are not associates or affiliates of SAC, (ii) any other transaction or agreement between Holdings or one of its subsidiaries, on the one hand, and a portfolio company of SAC or any of its affiliated funds or any of their respective affiliates, on the other hand, that is on arm’s-length terms between Holdings or such subsidiary and such portfolio company so long as such agreement is approved by a majority of disinterested directors who are not associates or affiliates of SAC, and (iii) issuances of securities to SAC or its affiliates pursuant to and in compliance with the Non-SAC Investors’ participation rights (described below) following receipt by Holdings of a fairness opinion from an investment banking firm of recognized national standing reasonably acceptable to SAC. The foregoing Non-SAC Investor consent rights in this paragraph may not be transferred in connection with any transfer of securities to persons that are not otherwise Non-SAC Investors on the Closing Date (unless to Permitted Transferees) and will terminate upon the earlier of (i) the Non-SAC Investors party to the Agreement on the Closing Date (together with their Permitted Transferees) ceasing to own at least 33% of the outstanding Unit Equivalents held by them on the Closing Date and (ii) immediately prior to the closing of an initial public offering of the equity of Holdings or Airvana, Inc. (“Airvana”) (an “IPO”).

Without the consent of (i) the SAC Investors and (ii) Non-SAC Investors holding a majority of the Unit Equivalents held by the Non-SAC Investors, Holdings will not make in-kind distributions to the holders of equity in which such property being distributed is valued at less than fair market value.

Participation Rights ............	Prior to an IPO, if Holdings or any of its subsidiaries issues any additional equity securities, any debt securities convertible or exchangeable for any equity securities or any option, warrant or other right to acquire any such equity or debt securities (subject to the exceptions described below), each Investor (collectively, the “Eligible Investors”) will be provided the opportunity to purchase a pro rata share of such securities on the same terms based on such Eligible Investor’s ownership of the outstanding vested Unit Equivalents (which right Eligible Investors that are affiliates shall have the right to allocate amongst themselves). In the event that an Eligible Investor does not wish to exercise its full pro rata share of

Schedule A

participation rights, the other Eligible Investors may take up on a pro rata basis the unacquired allocation of the Eligible Investor that did not exercise its full pro rata share.

The foregoing participation rights shall not apply to any issuance (i) made as consideration for assets or equity interests acquired by or in a business combination involving Holdings or any of its subsidiaries, on the one hand, and a third party not affiliated with Holdings or SAC or any of its affiliated funds or any of their respective affiliates on the other hand, (ii) in connection with any joint venture or strategic partnership or alliance to the other members of such venture, partnership or alliance, so long as such other members are not affiliated with Holdings or SAC or any of its affiliated funds or any of their respective affiliates, (iii) Unit Equivalents granted to (A) directors, officers, consultants or employees (who are not otherwise investment professionals of SAC or any of its affiliated funds or any of their respective affiliates other than Merle Gilmore and any other person who is seconded to Holdings or its subsidiaries) of Holdings or its subsidiaries in the ordinary course of business in respect of such person’s services to Holdings or its subsidiaries or (B) any person (who is not otherwise an investment professional of SAC or any of its affiliated funds or any of their respective affiliates other than Merle Gilmore and any other person who is seconded to Holdings or its subsidiaries) in accordance with the terms of an option plan or other equity-based compensation plan of Holdings or its subsidiaries; provided that the aggregate number of Unit Equivalents issued pursuant to the foregoing clauses (A) and (B) shall not exceed 3.5% of the aggregate fully diluted equity outstanding as of the Closing Date (3% without SAC’s and the Rollover Investors’ prior approval), (iv) pursuant to a public offering, (v) of capital stock or other equity interests issued as distributions to holders of equity interests in accordance with the controlling distribution provisions, including any distributions of femtocell subsidiary stock, or (vi) pursuant to the exchange, exercise or conversion of any equity interest that is either (A) outstanding on the Closing Date or (B) outstanding after the Closing Date so long as the Eligible Investors have had an opportunity to exercise the participation rights granted to such Eligible Investors with respect to the underlying equity interest, or such equity interest was issued pursuant to clause (i), (ii), (iii), (iv), or (v).

Holdings may comply with the foregoing participation rights by providing the Eligible Investors the right to participate up to their pro rata share following the security issuance in respect of which the Eligible Investors have participation rights.

Transfer Restrictions ...........	No Investor may transfer any securities of Holdings or any of its subsidiaries without the consent of SAC (which consent shall be at SAC’s sole and absolute discretion), except for (i) the exercise of tag-along rights described below (provided however that the sale (other than a sale by SAC) that triggers the exercise of the tag-along right shall be subject to the written consent of SAC), (ii) transfers pursuant to drag-along rights described below, (iii) with respect to a Lender Co-Investor, to any affiliate that remains such an affiliate, and, in each case, becomes

Schedule A

a party to the Agreement and (iv) with respect to a Rollover Investor, to certain affiliated family investment vehicles that remain such affiliated investment vehicles and certain other customary permitted transferees and, in each case, become a party to the Agreement. The transferees described in the preceding clause (iii) and (iv) are referred to herein as the Lender Co-Investors’ and Rollover Investors’ respective “Permitted Transferees.” Transfers will also be subject to certain other customary requirements, including, at the reasonable request of Holdings, an opinion of legal counsel in form and substance satisfactory to Holdings that an exemption to securities laws is available for such transfer.

Without limiting the foregoing, no transfer, other than pursuant to a public offering, shall be permitted unless and until the proposed transferee or transferees shall agree in writing to become bound, and becomes bound, by all of the terms of the Agreement. The restrictions on transfer applicable to the Lender Co-Investors shall terminate upon consummation of an IPO (subject to any ongoing lockup as described under “Registration Rights” below).

Tag-Along Rights .................	If any Investor desires to sell all or a portion of its holdings to a non-affiliated party, such Investor must offer the other Investors the right to sell vested Class A Units and/or other vested Unit Equivalents in such sale on the same terms on a pro rata basis based on the number of vested Unit Equivalents held by each Investor, taking into account as appropriate the differences in the securities being transferred; provided, however, that as a condition to participate in such sale, such transferring Investor shall have the right to require that the Investors participating in such transfer exercise any such vested Unit Equivalents to be sold that are options or warrants for Class A Units and sell such Class A Units in such sale. Such tag-along rights of and relating to transfers by the Lender Co-Investors will terminate upon the consummation of an IPO and with respect to the Rollover Investors upon the later of one year following an IPO and the expiration of the lockup period requested by underwriters.

Drag-Along Rights ...............	Prior to an IPO, if SAC desires to enter into a transaction involving the transfer by SAC and the Non-SAC Investors of 50% or more of the outstanding Unit Equivalents to a person that is not an affiliate of SAC or its affiliated funds, then, at the request of SAC, the other Investors shall vote in favor of the sale (if such a vote is required) and agree to sell, on the same economic terms as SAC and consistent with the terms set forth under “Liability in Connection with Transfers”, the same proportion of the equity of Holdings held by it as the proportion of SAC’s equity of Holdings that is being sold in such sale, taking into account as appropriate the differences in the securities being transferred. If such drag-along sale transaction involves a sale of less than 75% of the Unit Equivalents held by the Lender Co-Investors, then such Lender Co-Investors will have the option, exercisable in their sole discretion, to require that the applicable buyer purchase in such transaction 100% of the Unit Equivalents held by such Lender Co-Investors on the same economic terms as SAC and consistent with the terms set forth under

Schedule A

“Liability in Connection with Transfers.” For the avoidance of doubt, it shall not be required that SAC own 50% or more of the outstanding Unit Equivalents in order to exercise the foregoing drag-along right. Such drag-along rights with respect to the Lender Co-Investors will terminate upon the earlier of (i) the consummation of an IPO and (ii) SAC ceasing to control the largest interest in Unit Equivalents, including by proxy or voting agreements.

Liability in Connection with Transfers ................................	In connection with a tag-along or drag-along sale, the Non-SAC Investors shall be required to make the same representations as SAC with respect to any representations made with respect to itself by SAC in its capacity as a member or security owner, but neither SAC nor any non-SAC Investor shall be required to make any representations regarding Holdings or its subsidiaries; provided, however, that all Investors participating in such sale shall be required (if applicable) to provide several, and not joint and several, indemnification (if such sale contemplates indemnification) (i) up to its pro rata portion (as determined by the proceeds such Investor would receive in such sale prior to reduction for any indemnification claims) of any such indemnification obligation if such indemnification relates to representations or matters relating to Holdings and its subsidiaries and (ii) up to the amount of its proceeds if such indemnification relates to its individual representations (e.g., authorization, ownership of securities, etc.).

IPO Restructuring .................	The Holdings Board may, without any requirement for consent of any member, at any time determine to effect an IPO. If the Holdings Board determines to effect an IPO, the Holdings Board and the Investors will cooperate in good faith prior to the IPO to cause the IPO to be effected in a tax-efficient manner (and so that the holders of each class or series of equity interests are provided with the same pro rata treatment with respect to their ownership of such class or series as the other holders of such class or series, subject to any differences in the securities), which could include the restructuring of the limited liability company or the dissolution of the limited liability company or the exchange of the Investors’ equity interests in Holdings for equity interests in a subsidiary of Holdings whose securities would be listed and sold to the public. Each Investor shall take all actions reasonably requested by the Board in its capacity as a security holder of Holdings or any such other entity to effect the IPO.

Certain Reorganizations .......	The Holdings Board, without the requirement for the consent of any member other than the SAC Investors, subject to the provisions under “UBTI Restrictions” above, may elect to change the legal form of Holdings or the tax status of Holdings so long as such change is effected in a non-taxable transaction for U.S. federal income tax purposes.

Registration Rights ...............	The Investors will have the following shelf, demand and piggyback rights on and after an IPO:

• SAC Demand and Shelf Rights. SAC will have customary

Schedule A

transferable demand registration rights, subject to customary limitations, including minimum amounts, frequency of use and black-outs. Any demand registration by SAC may require Holdings to file a shelf registration statement, in which case the Rollover Investors and Lender Co-Investors will be entitled to include a pro rata portion of their Class A Units on such shelf registration statement.

	•	Shelf Takedowns. SAC may initiate takedown sales (which may be underwritten or non-underwritten) from any shelf registration statement that includes Class A Units held by SAC and, with respect to each such takedown sale, the Rollover Investors and Lender Co-Investors will be entitled to sell a pro rata portion of any Class A Units they previously had requested be included on such shelf registration statement.

	•	Piggyback Rights. Subject to the transfer restrictions described above to the extent applicable, each of the Investors will have unlimited customary transferable piggyback registration rights (subject to customary pro rata cutback provisions applicable to all Investors) on a pro rata basis.

	•	Expenses. Expenses (other than underwriting discounts and commissions) for any of the foregoing registrations will be borne by Holdings.

	•	Lock-ups. If required of all Investors by the underwriter, all Investors will be subject to a 180-day market standoff in connection with an IPO and a 90-day market standoff in connection with any registered offering pursuant to the demand or shelf registration rights of any Investor (subject to customary “booster shot” extensions).

	•	Termination. Each Investor’s registration rights will terminate when such Investor owns less than 1% of the outstanding Class A Units and can sell all of such Investor’s securities pursuant to Rule 144 during any three-month period.

Information Rights ...............	Holdings will provide unaudited quarterly and audited annual financial statements to Investors holding at least 3% of the outstanding Class A Units; provided that each Lender Co-Investor will be provided such financial statements as long as such Lender Co-Investor holds Unit Equivalents.

Corporate Opportunities .....	The Agreement and the Charter or similar documents of Airvana and any entity through which Airvana is held by Holdings will include a customary waiver of the corporate opportunities doctrine as it applies to any of (i) the directors of Holdings affiliated with any Investor (other than directors affiliated with the Rollover Investors or who are Rollover Investors) and (ii) the officers of Holdings who are affiliated with SAC; provided, however, this waiver will not include a waiver with respect to any

Schedule A

opportunities which come to such person’s attention solely as a result of such person’s position as a director or officer of Holdings or its subsidiaries.

Indemnification .............................	In addition to customary indemnification, SAC, any of its affiliated funds and any of their respective affiliates (other than its other portfolio companies), and their respective officers, directors, and members will be indemnified and held harmless by Holdings and Airvana with respect to any controlling member or controlling person or similar liabilities associated with its ownership of or relationship with Holdings or its subsidiaries, or their predecessors or successors.

Certain Transaction Grants .........	An affiliate of SAC will receive a transaction grant in connection with the closing of the merger and related transactions in the form of Class B Units as described under “Profits Interests.” In addition it is anticipated that the lenders under the debt financing in connection with the Merger will receive certain Class A Units in connection with such debt financing.

Waiver of All Other Rights ...........	Each party to the Agreement, as a condition to the issuance or transfer of securities to such party, shall irrevocably waive under any agreement entered into with Airvana or any of its subsidiaries prior to the date of the Agreement any rights pertaining to transfers of securities, registration rights or any other rights pertaining to the governance of or investments in Holdings or any of its subsidiaries.

Representations .............................	Each party to the Agreement shall make customary representations regarding status as an accredited investor, investment intent and other matters.

Amendment ..................................	The Agreement may be amended only by a written instrument signed by parties holding a majority of the then outstanding Class A Units held by SAC and persons to whom SAC has transferred rights under the Agreement together with a transfer of equity interests; provided, however, that any amendment materially adversely affecting the Non-SAC Investors in a manner disproportionate from SAC shall require the consent of the Non-SAC Investors; provided, further, however, that no amendment shall materially adversely affect SAC, the Lender Co-Investors or the Rollover Investors, respectively, disproportionately from other members party to the Agreement without the approval of SAC, the Lender Co-Investors or the Rollover Investors, respectively; provided, further, however, that notwithstanding the foregoing, it is agreed that any amendment providing rights to purchasers in any future financing of Holdings that is made in compliance with the Agreement shall not require the consent of any Non-SAC Investors. The parties agree that any amendment to certain specified provisions (to be agreed) adversely affecting the rights of the Lender Co-Investors will require the consent of the Lender Co-Investors.

For all purposes under the Agreement, decisions, votes or consents of SAC, the Lender Co-Investors, the Rollover Investors, the Investors and the Non-SAC Investors, respectively, shall be made by Investors in each such group holding at least a majority of the vested Unit Equivalents held

Schedule A

by all members of each such group and any such decision, vote or consent shall be binding on all members constituting such group.

Non-Compete ....................	The Rollover Investors and their affiliates will be subject to certain non-competition and other restrictive covenants.[2]

[2]	Non-Solicitation. During the period (the “Non-Compete Period”) commencing on the Closing Date and ending on the later of (i) the fourth anniversary of the Closing Date, (ii) the first anniversary of the date on which such Rollover Investor ceases to be a member, (iii) the eighteen month anniversary of the termination of employment of the Rollover Investor, if an individual, or the affiliated or related executive (the “Rollover Investor Party”), if not an individual, with Holdings or any of its subsidiaries for any reason (the “Services Termination Date”) and (iv) the date on which such Rollover Investor Party ceases to receive any payments related to salary, bonus or severance from Holdings or any of its subsidiaries (or, in the case of any payment made in a lump sum, the expiration of the period to which such payment relates), such Rollover Investor and its affiliate Rollover Investor Party, if any, shall not directly, or indirectly through another person, (x) induce or attempt to induce any employee, representative, agent or consultant of Holdings or any of its affiliates or subsidiaries to leave the employ or services of Holdings or any of its affiliates or subsidiaries, or in any way interfere with the relationship between Holdings or any of its subsidiaries and any employee, representative, agent or consultant thereof, (y) hire any person who was an employee, representative, agent or consultant of Holdings or any of its subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed that any such hiring within such six (6) month period is in violation of clause (x) above) or (z) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of Holdings or any of its subsidiaries in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, Holdings or any of its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of Holdings or any of its subsidiaries.

Restricted Activities. Each Rollover Investor and affiliated Rollover Investor Party, if any, will agree that during the period commencing on the Closing Date and ending upon expiration of the Non-Compete Period, such Rollover Investor Party and Rollover Investor Party shall not (and shall cause each of his or its affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, anywhere in the world, in the business of Holdings and its subsidiaries as currently conducted or proposed to be conducted as of the Service Termination Date of such Rollover Investor Party; provided, that nothing herein shall prohibit any of the Rollover Investors or Rollover Investor Parties or their affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as such persons do not have any active participation in the business of such corporation.

Confidential Information. Each Rollover Investor and Rollover Investor Party will agree that it will not, directly or indirectly, use, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any person for any reason or purpose whatsoever, except as is required to be disclosed by an applicable law; provided, that the party required to make such disclosure shall provide to Holdings prompt notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure. “Confidential Information” means, subject to certain customary exceptions, confidential and proprietary information and trade secrets of Holdings and its subsidiaries including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto.

Capitalization Summary

Schedule 1

(units in millions)

	A units	B units (1)	C units	D units (2)	E units	Total
Randall Battat & affiliates	4.044			0.508	5.733	10.285
Vedat Eyuboglu & affiliates	3.134			0.441	5.733	9.309
Sanjeev Verma & affiliates	4.222			0.521	5.733	10.477
Total Air Founders	11.400			1.471	17.200	30.071
72 Mobile Investors, LLC	92.457					92.457
S.A.C. Private Capital Group, LLC		6.800				6.800
GSO & Lender co-investors	10.000					10.000
GSO and Lender additional units (3)	6.803					6.803
Gilmore Options			2.500			2.500
Total	**120.660**	**6.800**	**2.500**	**1.471**	**17.200**	**148.631**

Capitalization Summary Schedule 1 Note: The numbers above have been rounded to three decimal places Equity transaction grant of B units to S.A.C Private Capital Group, LLC. Management D units calculated as management A units plus half of E units divided by 72 Mobile Investors, LLC A units multiplied by S.A.C. Private Capital Group, LLC's B units. Represents additional A units granted to GSO and lenders in connection with the credit facility. Such issuance dilutes 5% of outstanding A and B units, but calculated before Gilmore's C units and Management's D units

Schedule B

Name of Rollover Investor	Number of Shares
Beaver Brook Irrevocable Trust	147,710
Beaver Brook GA 2008 Trust	165,633
Beaver Brook GV 2008 Trust	162,449
Vedat Eyuboglu	340,524
Assia Eyuboglu	342,828
Sanjeev Verma	789,626
C.H. 2008 Trust	305,501
Cape Himalaya Trust	206,265
Randall S. Battat Revocable Trust	1,278,026

Schedule C
•	Third Amended and Restated Investor Rights Agreement, dated as of June 6, 2007, by and among Airvana, Inc., the persons and entities listed on Schedule A thereto, the persons and entities listed on Schedule B thereto, Sanjeev Verma, Vedat Eyuboglu, Silicon Valley Bank, CommVest LLC and GATX Ventures, Inc.
•	Indemnification Agreement, dated as of July 19, 2007, by and between Airvana, Inc. and Randall S. Battat (will not be terminated)
•	Indemnification Agreement, dated as of July 19, 2007, by and between Airvana, Inc. and Vedat M. Eyuboglu (will not be terminated)
•	Indemnification Agreement, dated as of July 19, 2007, by and between Airvana, Inc. and Sanjeev Verma (will not be terminated)
•	Non-Competition and Non-Solicitation Agreement, dated as of May 23, 2000, by and between Airvana, Inc. and Randall Battat
•	Invention and Non-Disclosure Agreement, dated as of May 23, 2000, by and between Airvana, Inc. and Randall Battat
•	Non-Competition and Non-Solicitation Agreement, dated as of April 3, 2000, between Airvana, Inc. and Vedat Eyuboglu
•	Invention and Non-Disclosure Agreement, dated as of April 3, 2000, by and between Airvana, Inc. and Vedat Eyuboglu
•	Non-Competition and Non-Solicitation Agreement, dated as of March 28, 2000, by and between Airvana, Inc. and Sanjeev Verma
•	Invention and Non-Disclosure Agreement, dated as of March 28, 2000, by and between Airvana, Inc. and Sanjeev Verma

Schedule D

		Units Issued
Name of Investor	Total Commitment	(Based on Total Commitment)[3]
Eyuboglu Rollover Investors
Beaver Brook Irrevocable Trust	$1,129,981.50
Beaver Brook GA 2008 Trust	$1,267,092.45
Beaver Brook GV 2008 Trust	$1,242,734.85
Vedat Eyuboglu	$2,605,008.60
Assia Eyuboglu	$2,622,634.20
Eyuboglu Rollover Investors Total:	$8,867,451.60	A total of 3,134,118.27 Class A Units and 5,733,333.33 Class E Units will be issued to the Eyuboglu Rollover Investors

Verma Rollover Investors
Sanjeev Verma	$6,040,638.90
C.H. 2008 Trust	$2,337,082.65
Cape Himalaya Trust	$1,577,927.25
Verma Rollover Investors Total:	$9,955,648.80	A total of 4,222,315.47 Class A Units and 5,733,333.33 Class E Units will be issued to the Verma Rollover Investors

Battat Rollover Investors
Randall S. Battat Revocable Trust	$9,776,898.90
Battat Rollover Investors Total:	$9,776,898.90	A total of 4,043,565.57 Class A Units and 5,733,333.33 Class E Units will be issued to the Battat Rollover Investors

SAC Investors
72 Mobile Investors, LLC	$92,457,329.00	92,457,329.00 Class A Units
As contemplated by the LLC Agreement Term Sheet on Schedule A hereto, in addition to the Class A Units and Class E Units above, Vedat Eyuboglu, Sanjeev Verma and Randall S. Battat, or their permitted designees, will be issued a number of Class D Units based on the number of Class A Units held by each of the Eyuboglu Rollover

[3]	The issuances to the Rollover Investors of Class A Units and Class E Units will be made such that one Class A Unit or Class E Unit will be issued in respect of each $1.00 of the commitment of each Rollover Investor. The Rollover Investors shall confirm the allocation of Class A Units and Class E Units (which will be made in accordance with the commitments) to Buyer no later than January 15, 2010.

Schedule D
Investors, the Verma Rollover Investors and the Battat Rollover Investors (treating each Class E Unit held by such persons as one-half of a Class A Unit for such purpose).

Exhibit A

AGREEMENT
     This Agreement (this “Agreement”) is entered into as of [____________], by and among 72 Mobile Holdings, LLC, a Delaware limited liability company (the “Company”), and S.A.C. Private Capital Group, LLC, a limited liability company organized under the laws of Delaware (“SAC Private Management”).
RECITALS
     WHEREAS, the Company deems it desirable and in the best interest of its members to retain SAC Private Management to provide certain consulting services to the Company in accordance with Section 1 of this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Services. SAC Private Management hereby agrees that, during the term of this Agreement starting on the Effective Date (as defined below) (the “Term”), it will provide the following consulting services to the Company as requested from time to time by the Company:
     (a) financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries; and
     (b) such other services (which may include advice in connection with acquisitions by the Company, financial and strategic planning and analysis, human resources and executive recruitment services and other services) as SAC Private Management and the Company may from time to time agree in writing. For the avoidance of doubt, it is anticipated that any such other services will be subject to additional mutually agreed upon payments and expenses to be paid in cash or in kind by the Company. It is understood and agreed that SAC Private Management will not provide investment advisory services.
     SAC Private Management shall devote such time and efforts to the performance of the services contemplated hereby as it deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by SAC Private Management on a weekly, monthly, annual or other basis. The Company acknowledges that SAC Private Management’s services are not exclusive to the Company and that SAC Private Management may render similar services to other Persons, including Persons that compete with the business of the Company. SAC Private Management acknowledges that the Company may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by SAC Private Management under this Agreement. In providing services to the Company, SAC Private Management will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that this Agreement does not provide any party with the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.
     To the extent that the Company requests services other than those set forth in Section 1(a) from SAC Private Management, and if SAC Private Management agrees to provide such other services, the Company and SAC Private Management will negotiate from time to time mutually agreed upon fees and expenses to be paid by the Company for such other services.
     2. Transaction.
     (a) In consideration for the services to be provided by SAC Private Management to the Company pursuant to Section 1(a), the Company will issue on the Effective Date (as defined below) to SAC Private Management (or such Person as SAC Private Management may designate) limited liability company interests in the Company designated as Class B Units (“Class B Units”) representing a priority allocation of profits of the Company equal to $[____________] in addition to a return on a notional investment in the Company of $[____________], subject to the availability of profits for U.S. federal income tax purposes.
     (b) The Class B Units issued pursuant to this Section 2 shall be newly issued limited liability company interests of the Company that will be duly and validly authorized and when issued will be validly issued and fully paid and not in violation of any preemptive rights or any of the Company’s organizational documents. Such Class B Units of the Company shall be issued to SAC Private Management or to another Person as directed by SAC Private Management.
     (c) Notwithstanding anything to the contrary herein, no fees referenced herein will be permitted to be paid to the extent prohibited under the terms of any loan agreement to which the Company is a party; provided, that any portion of such fee the payment of which is prohibited under the terms of any such loan agreement may be paid at the earliest date that payment thereof will not violate the terms of any such loan agreement
     3. Effective Date; Term.
          (a) This Agreement shall not be effective until the Closing Date (as defined in the Agreement and Plan of Merger, dated as of December 17, 2009 (as amended from time to time, the “Merger Agreement”), by and among the Company, 72 Mobile Acquisition Corp. and Airvana, Inc. (such date, the “Effective Date”).
          (b) This Agreement shall continue in full force and effect from year to year; provided, however, that SAC Private Management may cause this Agreement to terminate at any time upon 10 business days’ prior written notice to the Company.

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     Sections 4 through 9, 11 and 14 of this Agreement shall survive any termination of this Agreement with respect to matters occurring before, on or after the date of termination.
     4. Out-of-Pocket Expenses; Indemnification.
     (a) Out-of-Pocket Expenses. In addition to the payments under Section 2 above, the Company will pay on demand all reasonable Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket costs and expenses incurred by SAC Private Management or any of its Affiliates, as the case may be, in connection with the services rendered hereunder, including, without limitation, (i) reasonable payments and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants or advisors (including financial advisors), (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, (iii) research and research-related expenses and (iv) transportation (including, without limitation, all air travel), hotel and other per diem costs, word processing expenses or any similar expense.
     (b) Indemnity and Liability. The Company will indemnify, exonerate and hold SAC Private Management and its Affiliates and each of their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents and representatives and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents and representatives of each of the foregoing (collectively, the “Indemnitees”) who is or was a party or is threatened to be made a party to or is otherwise involved in any and all actions, causes of action, suits, arbitrations and claims (in each case, whether civil, criminal, administrative or investigative) (collectively, “Claims”) free and harmless from any and all liabilities, losses, damages, judgments, fines, amounts paid in settlement, costs and expenses (including attorney fees) and Out-of-Pocket Expenses incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of any Claim arising out of, or in any way relating to, (i) this Agreement or the transactions contemplated by the Merger Agreement, (ii) any transaction to which the Company or any of its Affiliates is a party or any other circumstances with respect to the Company or any of its Affiliates, or (iii) the operations of or advice or services provided by SAC Private Management to the Company or any of its Affiliates from time to time, whether pursuant to this Agreement or otherwise (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee on behalf of the Company, any of its Affiliates or any of their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents or representatives); provided, that the foregoing indemnification rights shall not be available to an Indemnitee (i) to the extent that any such Indemnified Liabilities have been determined by a final and binding non-appealable determination of a court of competent jurisdiction to have arisen on account of such Indemnitee’s fraud or willful misconduct or (ii) where such indemnification is not permitted in accordance with applicable law. If and to the extent that the foregoing

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undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.
     The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is otherwise a beneficiary or under any applicable law or regulation. To the maximum extent permitted by law, none of the Indemnitees shall in any event be liable to the Company or any of its Affiliates (i) with respect to any act, alleged act, omission pursuant to this Agreement or (ii) for any amount that, together with all amounts paid by any of the Indemnitees hereunder, is in excess of the fees received by SAC Capital Management hereunder.
     The Company hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Buyer and certain of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort with respect to matters which are the subject of indemnification or advancement of expenses under this Section 4 (i.e., its obligations to the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all Indemnified Liabilities to the extent legally permitted and as required by this Agreement (or any agreement between the Company and the Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Company.
     The Company also agrees that, without the prior written consent of SAC Private Management, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Claim to which an Indemnitee is an actual or potential party and in respect of which indemnification could be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim.
     5. Disclaimer and Limitation of Liability; Opportunities; Disclosures.
     (a) Disclaimer. SAC Private Management does not make any representation or warranty, express or implied, in respect of the services to be provided hereunder.

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     (b) Freedom to Pursue Opportunities. In recognition that the Indemnitees may have, and may in the future have or may consider acquiring, investments in entities with respect to which certain Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Indemnitees have myriad duties to various investors and direct and indirect members, and in anticipation that the Company, on the one hand, and certain Indemnities, or one or more of their respective Affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor that desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Indemnitees. Except as SAC Private Management (as to itself and the other Indemnitees) may otherwise agree in writing after the date hereof:
     (i) Each of the Indemnitees shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that it believes in good faith is necessary to or appropriate to fulfill any obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.
     (ii) The Indemnitees shall have no duty (contractual or otherwise existing at law or in equity) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company, on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require the Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).
     (iii) No Indemnitees shall be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise existing at law or in equity) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such Person’s participation therein.
     (c) Limitation of Liability. In no event will any of the Indemnitees be liable to the Company or any of its Affiliates, directly or indirectly, for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided hereunder.

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     (d) Disclosures. Any advice, opinions or workproduct provided by SAC Private Management may not be disclosed or referred to publicly or to any third party (other than the Company’s legal, tax, financial or other advisors), except as required by law or with prior written consent of SAC Private Management. Any such advice, opinions or workproduct has been prepared for the Company and not for any other party. Accordingly, to the extent any other party (including the Company’s legal, tax, financial or other advisors) has been furnished with such advice, opinions or workproduct, such other party may not rely on such information for any reason whatsoever, and the Company agrees to so advise such other party.
     6. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (a) SAC Private Management may assign all or part of its rights and obligations hereunder to any of its Affiliates and, in the event it so assigns all of such rights and obligations, SAC Private Management shall be released of its rights to the payments under Section 2 and reimbursement of Out-of-Pocket Expenses under Section 4(a) and all of its obligations hereunder and (b) the provisions hereof for the benefit of the Indemnitees shall continue to inure to the benefit of such Indemnitees and their successors and assigns.
     7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by SAC Private Management and the Company; provided, that SAC Private Management may waive or defer any portion of any payment to which it is entitled pursuant to this Agreement and, unless otherwise directed by SAC Private Management, such waived portion shall revert to the Company. No waiver or deferral on any one occasion shall extend to or effect or be construed as a waiver or deferral of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.
     8. Treatment of Arrangement. The parties to this Agreement agree to treat the grant made under Section 2 of this Agreement for tax purposes as a grant of a “profits interest” in a partnership for U.S. federal income tax purposes and no party to this Agreement shall file any U.S. tax return that is inconsistent with this provision.
     9. Governing Law; Jurisdiction.
     (a) Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (b) Consent to Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTIES IRREVOCABLY SUBMIT TO THE

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JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTION OR PROCEEDING TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
     (c) Waiver of Jury Trial. TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY AFFILIATE OF THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Any party to this Agreement may file an original counterpart or a copy of this Section 9(c) with any court as written evidence of the consent of the parties to the waiver of their rights to trial by jury.
     (d) Reliance. Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of Section 9 hereof constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.
     10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.
     11. Notice. All notices, demands, and communications required or permitted under this Agreement shall be in writing and shall be effective if served upon such other party and such other party’s copied Persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to the other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:
     If to the Company:
     [____________]
     with a copy to:
     [____________]

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If to SAC Private Management:
S.A.C. Private Capital Group, LLC
c/o S.A.C. Capital Advisors, LLC
72 Cummings Point Road
Stamford, Connecticut 06902
Fax: (203) 823-4209
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, California 90067
Fax: (310) 407-7502
Attention: Daniel Clivner, Esq.
     Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent for overnight delivery by Federal Express, DHL or UPS or other comparably reputable overnight delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other party hereto.
     12. Severability. If in any proceedings a court of competent jurisdiction shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In the event that any provision hereof shall be found to be invalid, illegal or incapable of being enforced, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law, and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the extent possible.
     13. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     14. Certain Definitions. The following capitalized terms are defined as follows for purposes of this Agreement:

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     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that the Company, its subsidiaries and the Company’s Affiliates will not be deemed to be Affiliates of SAC Private Management.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.

72 MOBILE HOLDINGS, LLC

By:
Name:
Title:

S.A.C. PRIVATE CAPITAL GROUP, LLC

By:
Name:
Title:

[Signature Page to Management Agreement]